                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                      FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
   1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                         Commission File Number: 000-27787

                                               Digital Impact, Inc.
                              (Exact name of registrant as specified in its charter)

                            177 Bovet Road, San Mateo, California 94402 (650) 356-3400
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     Common Stock, par value $0.001 per share
                             (Title of each class of securities covered by this Form)

                                                       None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]  Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)       [ ]  Rule 12h-3(b)(1)(ii)      | |
Rule 12g-4(a)(2)(i)        [ ]  Rule 12h-3(b)(2)(i)       | |
Rule 12g-4(a)(2)(ii)       [ ]  Rule 12h-3(b)(2)(ii)      | |
                                Rule 15d-6                | |

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934, Digital Impact, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 6, 2005                                         By:    /s/ Jerry Jones
                                                                ----------------------------------------------------
                                                          Name:  Jerry Jones
                                                          Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the
Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.